Exhibit 99.1

Fatima Dickey

3 Columbus Circle, 15th Floor

New York, NY 10019

Dear Board of Directors of Digimarc,

My name is Fatima Dickey. I am a founder and portfolio manager of an investment management firm called Lagoda Investment Management based in NYC. My letter to you is prompted by the recent events, specifically a public attack on the CEO of Digimarc by one of the Digimarc other shareholders. I would like to offer my perspective as a long term shareholder of the company.

When Riley McCormack became the new CEO, I was supportive of him because I recognized that in him the company was gaining someone who is capable and full of true enthusiasm for the company and its technology and also someone focused on creating shareholder value. This aligns very much with Lagoda’s investment requirements. Lagoda invests specifically in the companies which are led by so called owner operators, namely individuals who we see as fully monetarily, psychologically, and mentally invested in the success of the companies they are heading. We thought that in Riley’s case he threw in his wallet, body and soul into the company and became the CEO not because he was looking for a job or a title but because he truly wanted to finally see this company achieve what it was born to do and realize the truly gigantic potential of its technology.

Recently we have watched the shares plummet and as large shareholders this has not been painless for us. But the events of the last few months have not changed our view on Riley. Rather we see in his decision making the kinds of patterns we have seen in many of our owners when they face the choice of doing what is right for the business versus what is easier shorter term. The decision to walk away from the discussions with a large customer must not have been easy one and we appreciate having the CEO who can do that rather than perhaps ‘extend and pretend’ which might have been an easier thing to do. We therefore feel very strongly that no other CEO needs to be found at this time because the person we have at the helm is doing what he was hired for and in this case it meant taking a hard decision. Past managements were less able to make hard choices. We appreciate when our owners are able to pivot towards things that make sense for the business, rather than get stuck on paths that are leading to nowhere.

We feel that Digimarc is at the cusp of being successful and we think changing the CEO would be highly disruptive. While anyone is entitled to their point of view, ours is that we have the right CEO at the helm of this company and we appreciate the hard choices being made and we really look forward towards the company’s successful commercializations in various areas.

Best regards,

Fatima Dickey